Exhibit 99.1
Coinbase Announces Proposed Private Offering of $1.25 Billion of Convertible Senior Notes Due 2026
May 17, 2021
Remote-First-Company/SALT LAKE CITY–(BUSINESS WIRE)–Coinbase Global, Inc. (“Coinbase”) (Nasdaq: COIN) today announced its intention to offer, subject to market conditions and other factors, $1.25 billion aggregate principal amount of Convertible Senior Notes due 2026 (the “notes”) in a private offering (the “offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Coinbase also expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $187.5 million principal amount of notes solely to cover over-allotments. The notes will be senior, unsecured obligations of Coinbase, will accrue interest payable semi-annually in arrears and will mature on June 1, 2026, unless earlier repurchased, redeemed or converted. The notes will be convertible into cash, shares of Coinbase’s Class A common stock, or a combination thereof, at Coinbase’s election. The interest rate, initial conversion rate, and other terms of the notes are to be determined upon pricing of the offering.
In connection with the pricing of the notes, Coinbase expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of Coinbase’s Class A common stock underlying the notes sold in the offering. The capped call transactions are generally expected to reduce potential dilution to Coinbase’s Class A common stock upon any conversion of the notes and/or offset any potential cash payments Coinbase is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.
Coinbase has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of Coinbase’s Class A common stock and/or enter into various derivative transactions with respect to the Class A common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Coinbase’s Class A common stock or the notes at that time. In addition, Coinbase expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Class A common stock and/or by purchasing or selling shares of the Class A common stock or other securities of Coinbase in secondary market transactions following the pricing of the notes and from time to time prior to the maturity of the notes (and are likely to do so following any conversion of the notes, any repurchase of the notes by Coinbase on any fundamental change repurchase date, any redemption date or any other date on which the notes are retired by Coinbase, in each case if Coinbase exercises its option to terminate the relevant portion of the capped call transactions, where such termination is at its option). This activity could also cause or avoid an increase or a decrease in the market price of the Class A common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs following a conversion or during any observation period related to a conversion of the notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.
This capital raise represents an opportunity to bolster Coinbase’s already strong balance sheet with low cost capital that maintains operating freedom and minimizes dilution for Coinbase’s stockholders. Coinbase intends to use the net proceeds from the offering for general corporate purposes, which may include working capital and capital expenditures, and to pay the cost of the capped call transactions. If the initial purchasers exercise their option to purchase additional notes, Coinbase expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions. Coinbase may also use a portion of the net proceeds to make investments in and acquisitions of other companies, products or technologies that Coinbase may identify in the future.

The notes will only be offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act by means of a private offering memorandum. Neither the notes nor the shares of Coinbase’s Class A common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes or any shares of Class A common stock potentially issuable upon conversion of the notes and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.
About Coinbase
Coinbase is building the cryptoeconomy – a more fair, accessible, efficient, and transparent financial system enabled by crypto. Coinbase started in 2012 with the radical idea that anyone, anywhere, should be able to easily and securely send and receive Bitcoin. Today, Coinbase offers a trusted and easy-to-use platform for accessing the broader cryptoeconomy.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” including, among other things, statements relating to the completion, timing, and size of the proposed offering, the granting of a 30-day option to purchase additional notes, the potential effects of capped call transactions, and the expected use of proceeds from the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Coinbase will offer the notes or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the notes, which could differ based upon market conditions, the anticipated use of the net proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general economic, industry or political conditions in the United States or internationally, including the impacts of the COVID-19 pandemic, and whether the capped call transactions will become effective. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Coinbase’s business and financial results, please review the “Risk Factors” described in Coinbase’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) and in Coinbase’s other filings with the SEC. Except as may be required by law, Coinbase undertakes no obligation, and does not intend, to update these forward-looking statements after the date of this release.
Contacts:
Press: press@coinbase.com
Investors: investor@coinbase.com